Thor Announces Third Quarter Fiscal 2013 Results

Company achieves record quarterly sales of $1.05 billion, up 13%

EPS excluding $0.15 of non-cash impairment charges was $0.97, up 24%

ELKHART, Ind., June 6, 2013 /PRNewswire/ -- Thor Industries, Inc. (NYSE: THO) today announced results for its third quarter and nine months ended April 30, 2013. Highlights of financial results were as follows:

  Consolidated sales for the third quarter of fiscal 2013 were $1.05 billion, up 13% from $926.5 million in the third quarter last year, based on strength in recreational vehicle (RV) sales.
  Net income for the third quarter was $43.8 million, up 6% from $41.3 million in the prior-year third quarter.  The overall effective tax rate for the third quarter of fiscal 2013 was 30.1% compared to 32.5% for the third quarter last year and was favorably impacted by the settlement of certain uncertain state tax benefits.
  Diluted earnings per share (EPS) for the third quarter was $0.82, up 5% from $0.78 in the third quarter last year.  Included in net income and EPS for the third quarter of fiscal 2013 were non-cash goodwill and intangible asset impairment charges of approximately $11.5 million. This included a $4.7 million intangible asset impairment charge triggered by the expected sale of the net assets associated with Company's ambulance product line and a $6.8 million goodwill impairment charge relating to the bus segment reporting unit which historically included the ambulance product line. These charges reduced EPS by $0.15 for the quarter.  Excluding these items, EPS would have been $0.97 for the quarter.
  Sales for the nine months ended April 30, 2013 were $2.67 billion, up 21% from $2.20 billion in the prior-year period.
  Net income for the nine months ended April 30, 2013 was $94.6 million, up 22% compared to $77.4 million in the first nine months of fiscal 2012.  The overall effective tax rate for the first nine months of fiscal 2013 was 30.3% compared to 34.1% for the first nine months of last year and was favorably impacted by the settlement of certain uncertain state tax benefits and the retroactive reinstatement of certain tax credits on January 2, 2013.
  EPS for the nine months ended April 30, 2013 was $1.78 versus $1.43 in the prior-year period. Excluding the non-cash goodwill and intangible asset impairment charges, EPS for the first nine months would have been $1.93.

"We are pleased with the continued growth in revenues and earnings we were able to achieve in the third quarter, as a number of the actions we've taken to improve our operations began to gain traction," said Bob Martin, Thor President and Chief Operating Officer. "While our markets remain competitive, we are now in the middle of the peak selling season for the RV industry, when demand improves and discounting tends to stabilize, leaving us in a strong position to finish out the year."

Fiscal Third Quarter Highlights

  Total RV sales were $929.8 million, up 15% from $807.2 million in the third quarter last year.  RV segment income before tax was $77.6 million, up 31% from $59.2 million in the prior-year period.  As a percent of revenues, total RV income before tax rose to 8.3% from 7.3% in the prior year supported by continued strong performance of towable RVs and continued momentum in motorized RVs.
  Towable RV sales were $742.5 million, up 9% from $680.5 million in the prior-year period. Income before tax was $62.5 million, up 22% from $51.1 million in the third quarter last year. Towable RV income before tax increased to 8.4% of revenues from 7.5% a year ago, as a result of increased volumes and specific actions taken to improve operating efficiencies.
  Motorized RV sales were $187.3 million, up 48% from $126.7 million in the prior-year third quarter. Income before tax was $15.1 million, up 86% from $8.1 million last year. As a percent of revenues, motorized RV income before tax rose to 8.1% of revenues from 6.4% a year ago, driven by improved product mix, volumes and enhanced operating efficiencies.
  Bus segment sales were $119.4 million, up slightly from $119.3 million in the third quarter last year.  Income before tax was a loss of $7.7 million, compared to income of $2.8 million in the third quarter last year. Bus segment income before tax was unfavorably impacted by the non-cash impairment charges relating to goodwill and intangible assets of approximately $11.5 million.

"Thor generated strong gains in both revenues and net income during the third quarter, based on continuing strength in our RV business and stability in our bus business," said Peter B. Orthwein, Thor Chairman and CEO. "Our results for the third quarter reflect the dealer optimism and improved retail consumer demand that has been building since the beginning of the year, which is now entering peak seasonal demand for our RV products. Based on the current positive momentum we see in our markets, we are confident in our ability to generate growth in sales and earnings for the remainder of the year."

About Thor Industries, Inc.

Thor is the sole owner of operating subsidiaries that, combined, represent the world's largest manufacturer of recreation vehicles and a major builder of commercial buses.

This release includes certain statements that are "forward looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These forward looking statements involve uncertainties and risks. There can be no assurance that actual results will not differ from our expectations. Factors which could cause materially different results include, among others, price fluctuations, material or chassis supply restrictions, legislative and regulatory developments, the costs of compliance with increased governmental regulation, legal issues, the potential impact of increased tax burdens on our dealers and retail consumers, lower consumer confidence and the level of discretionary consumer spending, the level of state and federal funding available for transportation, interest rate increases, restrictive lending practices, recent management changes, the success of new product introductions, the pace of acquisitions, asset impairment charges, cost structure improvements, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of our Annual Report on Form 10-K for the year ended July 31, 2012 and Part II, Item 1A of our Quarterly Report on Form 10-Q for the period ended April 30, 2013. We disclaim any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in our expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based, except as required by law.

THOR INDUSTRIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS FOR THE 3 AND 9 MONTHS ENDED APRIL 30, 2013 and 2012
($000 except per share - unaudited)

	3 MONTHS ENDED APRIL 30,				9 MONTHS ENDED APRIL 30,
	2013	% Net Sales (1)	2012	% Net Sales (1)	2013	% Net Sales (1)	2012	% Net Sales (1)

Net sales	$ 1,049,201		$ 926,458		$ 2,666,413		$ 2,196,428

Gross profit	133,799	12.8%	109,470	11.8%	307,787	11.5%	243,828	11.1%

Selling, general and administrative expenses	57,846	5.5%	46,963	5.1%	155,498	5.8%	121,668	5.5%

Impairment of goodwill and intangible assets	11,525	1.1%	-	0.0%	11,525	0.4%	-	0.0%

Amortization of intangible assets	2,795	0.3%	2,756	0.3%	8,357	0.3%	8,380	0.4%

Interest income, net	476	0.0%	835	0.1%	1,823	0.1%	2,625	0.1%

Other income, net	516	0.0%	633	0.1%	1,537	0.1%	958	0.0%

Income before income taxes	62,625	6.0%	61,219	6.6%	135,767	5.1%	117,363	5.3%

Income taxes	18,868	1.8%	19,878	2.1%	41,126	1.5%	39,984	1.8%

Net income	$ 43,757	4.2%	$ 41,341	4.5%	$ 94,641	3.5%	$ 77,379	3.5%

E.P.S. - basic	$ 0.83		$ 0.78		$ 1.79		$ 1.43
E.P.S. - diluted	$ 0.82		$ 0.78		$ 1.78		$ 1.43

Weighted avg. common shares outstanding-basic	53,023,277		52,879,877		52,984,192		54,162,411
Weighted avg. common shares outstanding-diluted	53,114,475		52,970,357		53,088,391		54,212,663

	SUMMARY BALANCE SHEETS - APRIL 30, ($000) (unaudited)

	2013	2012			2013	2012
Cash and equivalents	$ 137,494	$ 147,986	Current liabilities		$ 375,418	$ 345,006
Accounts receivable	322,588	286,474	Long-term liabilities		75,254	84,131
Inventories	236,180	200,903	Stockholders' equity		838,688	813,817
Deferred income tax and other	55,276	47,333
Total current assets	751,538	682,696
Property, plant & equipment, net	168,596	163,372
Goodwill	243,662	245,209
Amortizable intangible assets	104,176	116,982
Other assets	21,388	34,695
Total	$ 1,289,360	$1,242,954			$ 1,289,360	$1,242,954

(1) Percentages may not add due to rounding differences

CONTACT: Jeffery A. Tryka, CFA, Investor Relations, (574) 970-7912, jtryka@thorindustries.com